EXHIBIT 99.1

23301 Wilmington Avenue
Carson, CA 90745-6209
310.513.7200
www.ducommun.com
NEWS RELEASE

FOR IMMEDIATE RELEASE
Ducommun Reports Results for the
First Quarter Ended March 29, 2014
Commercial Aerospace Revenue Growth and Margin Expansion Highlight Solid Start to 2014
LOS ANGELES, California (April 28, 2014) – Ducommun Incorporated (NYSE:DCO) (“Ducommun” or the “Company”) today reported results for its first quarter ended March 29, 2014.
First Quarter 2014 Highlights

•	First quarter revenue grew to $179.8 million from $175.9 million in the prior-year period

•	The company reported net income of $4.6 million, or $0.42 per diluted share

•	EBITDA for the quarter was $21.4 million

•	Ducommun made voluntary principal prepayments totaling $7.5 million on its term loan during the quarter

•	The Company’s firm backlog as of March 29, 2014 was $605 million
“The first quarter of 2014 showed the diversity of Ducommun's product portfolio and strength of our operating leverage,” said Anthony J. Reardon, chairman and chief executive officer. “Top line growth was driven by gains across our commercial aerospace business, including a further pickup in revenue with Airbus and on Boeing's 787 platform. Operating margins expanded year-over-year reflecting higher revenues and an improved product mix. In addition, marketing initiatives designed to grow Ducommun's non-A&D sales have begun to show traction.
“We continue our efforts to reduce costs, improve profitability and penetrate the most compelling markets and platforms going forward,” continued Mr. Reardon. “In that vein, as we work to replace the C-17 business rolling off at the end of 2014, we have implemented technology-driven customer development strategies -- already yielding results -- to position Ducommun for growth in the years to come. At the same time, we remain steadfast in paying down debt, lowering interest expense, and strengthening the balance sheet for improved shareholder returns.”

First Quarter Results
Net sales for the first quarter of 2014 were $179.8 million, a 2.2% increase, compared to $175.9 million for the first quarter of 2013. The revenue increase year-over-year primarily reflects higher sales within the Company’s commercial aerospace, military aircraft, and non aerospace and defense (“non-A&D”) end-use markets, partially offset by decreased sales in defense technologies end-use markets.
Net income for the first quarter of 2014 was $4.6 million, or $0.42 per diluted share, compared to net income of $3.7 million, or $0.35 per diluted share, for the first quarter of 2013. The first quarter of 2013 included a $2.5 million federal research and development tax credit (“Federal R&D Tax Credit”) benefit -- a combination of Federal R&D Tax Credits for fiscal 2012 (as a result of the American Taxpayer Relief Act [the “Act”] passed in January, 2013) and Federal R&D Tax Credits for the first quarter of fiscal 2013. For the first quarter of fiscal 2014, there were no comparable Federal R&D Tax Credit benefit recorded, as a similar Act has not been extended at this time.

Operating income for the first quarter of 2014 was $14.0 million, or 7.8% of revenue, compared to $10.3 million, or 5.9% of revenue, in the comparable period last year. Operating income in the first quarter of 2014 was favorably impacted by higher sales, change in product mix and improved operating performance.
EBITDA for the first quarter of 2014 was $21.4 million, or 11.9% of revenue, compared to $17.3 million, or 9.9% of revenue, for the comparable period in 2013. Interest expense declined to $7.1 million in the first quarter of 2014, compared to $7.8 million in the previous year’s first quarter, as the Company continued to de-lever its balance sheet.
During the first quarter of 2014 the Company used $9.7 million of cash in operations compared to a use of $6.1 million during the first quarter of 2013. The higher cash usage year-over-year primarily reflected an increase in accounts receivable and inventory due to payment and order timing differences with certain customers.
Ducommun AeroStructures (“DAS”)
The Company’s DAS segment reported net sales for the first quarter of $81.7 million compared to $72.7 million for the first quarter of 2013. The increase in revenue was primarily due to a 12.1% increase in sales of commercial aerospace products and a 12.6% increase in military aircraft products.

DAS segment operating income was $10.2 million, or 12.5% of revenue, compared to operating income of $6.6 million, or 9.1% of revenue, in the first quarter of 2013. The higher operating margin was a result of increased sales and improved product mix. EBITDA was $12.7 million for the current quarter, or 15.5% of revenue, compared to $9.0 million, or 12.3% of revenue, for the comparable quarter in the prior year.
Ducommun LaBarge Technologies (“DLT”)
The Company’s DLT segment reported net sales for the first quarter of $98.1 million compared to $103.2 million for the first quarter of 2013. The year-over-year decline reflected a 9.3% decrease in defense technology products partially offset by a 2.1% increase in non-A&D products.

DLT’s operating income for the first quarter of 2014 was $7.0 million, or 7.2% of revenue, compared to $7.9 million, or 7.7% of revenue, for the first quarter of 2013 due to lower net sales. EBITDA was $12.1 million in the quarter, or 12.3% of revenue, compared to $12.6 million, or 12.2% of revenue, in the comparable quarter of the prior year.
Corporate General and Administrative Expenses (“CG&A”)
CG&A expenses for the first quarter of 2014 were $3.3 million, or 1.8% of total Company revenue, down from $4.2 million, or 2.4% of total Company revenue, in the prior-year period. CG&A expenses for the first quarter of the prior year included a $0.5 million charge related to the Company's debt repricing transaction, $0.3 million in non-recurring professional fees, and higher benefit related costs.
Conference Call
A teleconference hosted by Anthony J. Reardon, the Company’s chairman and chief executive officer, and Joseph P. Bellino, the Company’s vice president, treasurer and chief financial officer, will be held today, April 28, 2014 at 2:00 p.m. PT (5:00 p.m. ET) to review these financial results. To participate in the teleconference, please call 877-415-3186 (international 857-244-7329) prior to the conference time. The participant passcode is 40119763. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.
This call is being webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 888-286-8010, passcode 93225179.

About Ducommun Incorporated
Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (“DAS”) and Ducommun LaBarge Technologies (“DLT”). Additional information can be found at www.ducommun.com.

Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect the Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Joseph P. Bellino, Vice President and Chief Financial Officer, 310.513.7211
Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com
[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 29, 2014	December 31, 2013
Assets
Current Assets
Cash and cash equivalents	$29,415	$48,814
Accounts receivable, net	100,570	91,909
Inventories	148,895	140,507
Production cost of contracts	10,479	11,599
Deferred income taxes	13,836	10,850
Other current assets	21,664	27,085
Total Current Assets	324,859	330,764
Property and Equipment, Net	94,168	96,090
Goodwill	161,940	161,940
Intangibles, Net	162,875	165,465
Other Assets	9,320	9,940
Total Assets	$753,162	$764,199
Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$25	$25
Accounts payable	53,973	58,111
Accrued liabilities	39,628	45,453
Total Current Liabilities	93,626	103,589
Long-Term Debt, Less Current Portion	325,171	332,677
Deferred Income Taxes	70,556	68,489
Other Long-Term Liabilities	18,922	19,750
Total Liabilities	508,275	524,505
Commitments and Contingencies
Shareholders’ Equity
Common stock	110	110
Treasury stock	(1,924)	(1,924)
Additional paid-in capital	71,037	70,542
Retained earnings	179,457	174,828
Accumulated other comprehensive loss	(3,793)	(3,862)
Total Shareholders’ Equity	244,887	239,694
Total Liabilities and Shareholders’ Equity	$753,162	$764,199

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited)
(In thousands, except per share amounts)

	First Quarters
	2014	2013
Net Sales	$179,753	$175,915
Cost of Sales	144,683	143,062
Gross Profit	35,070	32,853
Selling, General and Administrative Expenses	21,087	22,551
Operating Income	13,983	10,302
Interest Expense	7,125	7,823
Income Before Taxes	6,858	2,479
Income Tax Expense (Benefit)	2,229	(1,228)
Net Income	$4,629	$3,707
Earnings Per Share
Basic earnings per share	$0.43	$0.35
Diluted earnings per share	$0.42	$0.35
Weighted-Average Number of Common Shares Outstanding
Basic	10,844	10,600
Diluted	11,107	10,670

Gross Profit %	19.5%	18.7%
SG&A %	11.7%	12.8%
Operating Income %	7.8%	5.9%
Net Income %	2.6%	2.1%
Effective Tax Rate (Benefit)	32.5%	(49.5)%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(In thousands)

	First Quarters
	% Change	2014	2013	% of Net Sales 2014	% of Net Sales 2013
Net Sales
DAS	12.3%	$81,654	$72,705	45.4%	41.3%
DLT	(5.0)%	98,099	103,210	54.6%	58.7%
Total Net Sales	2.2%	$179,753	$175,915	100.0%	100.0%
Segment Operating Income
DAS		$10,247	$6,631	12.5%	9.1%
DLT		7,044	7,934	7.2%	7.7%
		17,291	14,565
Corporate General and Administrative Expenses (1)		(3,308)	(4,263)	(1.8)%	(2.4)%
Total Operating Income		$13,983	$10,302	7.8%	5.9%
EBITDA
DAS
Operating Income		$10,247	$6,631
Depreciation and Amortization		2,416	2,327
		12,663	8,958	15.5%	12.3%
DLT
Operating Income		7,044	7,934
Depreciation and Amortization		5,008	4,663
		12,052	12,597	12.3%	12.2%
Corporate General and Administrative Expenses
Operating loss		(3,308)	(4,263)
Depreciation and Amortization		2	43
		(3,306)	(4,220)	(1.8)%	(2.4)%
EBITDA		$21,409	$17,335	11.9%	9.9%
Capital Expenditures
DAS		$1,285	$1,319
DLT		897	1,052
Corporate Administration		10	241
Total Capital Expenditures		$2,192	$2,612

(1)	Includes costs not allocated to either the DLT or DAS operating segments.